UNIT PURCHASE AGREEMENT

This Agreement (hereinafter, the "Agreement") is made and entered into as of the 4th day of June, 2004 (the "Effective Date"), by and between Automotive Services Group, LLC, an Alabama Limited Liability Company (hereinafter "ASG"), Ault Glazer Bodner Capital, Inc., a ~~California~~ Delaware corporation (hereinafter, the "Buyer"), West Highland, LLC (hereinafter, the "Seller"), an economic interest holder and Member of ASG, and D. W. Grimsley, Jr. (hereinafter, "Grimsley"), an economic interest holder and Member of ASG.

BACKGROUND INFORMATION

WHEREAS Seller and Grimsley have entered into that certain Operating Agreement of ASG, effective as of June 2, 2005 (hereinafter, the "Operating Agreement"); and

WHEREAS capitalized terms used herein and not defined shall have the meaning assigned to them in the Operating Agreement; and

WHEREAS Seller owns thirty-five hundred (3,750) Units of ASG, and the Economic Interests related thereto (collectively, the "Sale Units"), and

WHEREAS said Sale Units represent one-half (1/2) of the ownership units of ASG; and

WHEREAS Grimsley also owns thirty-five hundred (3,750) Units of ASG, and the Economic Interests related thereto (collectively, the "Grimsley Units"); and

WHEREAS said Grimsley Units represent one-half (1/2) of the ownership units of ASG; and

WHEREAS Seller desires to sell the Sale Units and Buyer desires purchase the Sale Units; and

WHEREAS Seller and Buyer have agreed that the value of the Sale Units is $300,000 (hereinafter "Purchase Price");

WHEREAS Seller, Grimsley and Buyer have agreed that, upon payment of the Purchase Price ~~and the Expense Reimbursement~~ (i) an Event of Cessation shall have occurred such that Seller will cease to be a Member of ASG pursuant to §10-12-36 of the Alabama Act, (ii) Seller shall be deemed a Withdrawing Member pursuant to Article 14 of the Operating Agreement, (iii) Buyer will be substituted as a Member of ASG pursuant to §10-12-33 of the Alabama Act and Articles 7 and 13 of the Operating Agreement, and (iv) Seller's liability for contributions will be released and compromised pursuant to §10-12-27(c) of the Alabama Act; and

WHEREAS Seller, Grimsley and Buyer intend for the terms of this Agreement to supercede the terms of the Operating Agreement with respect to the matters contained herein in the event that there is a conflict between this Agreement and the Operating Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises, agreements, representations, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent, and warrant as follows:

1. Sale and Purchase.

Seller agrees to sell and transfer and assign to Buyer, and Buyer agrees to purchase from Seller, the Sale Units for the Purchase Price and subject to the terms and conditions hereinafter set forth.

2. Purchase Price.

In consideration of, and as the sole and exclusive payment for the sale of the Sale Units to Buyer, Buyer shall pay to Seller, on July 15, 2005 (the "Closing Date"), the sum of $300,000 in cash or good funds.

3. Articles of Amendment.

Seller, Grimsley and Buyer have agreed that on or before the Closing Date, they will each sign the Articles of Amendment attached hereto as Exhibit A and that one signed original and two copies of the Articles of Amendment will be filed within five (5) days after the Closing Date with the Probate Court in Jefferson County, Alabama. The Articles of Amendment will provide that:

(i) An Event of Cessation shall have occurred such that Seller will cease to be a Member of ASG pursuant to §10-12-36 of the Alabama Act,

(ii) Seller shall be deemed a Withdrawing Member pursuant to Article 14 of the Operating Agreement,

(iii) Buyer will be substituted as a Member of ASG pursuant to §10-12-33 of the Alabama Act and Articles 7 and 13 of the Operating Agreement, and

(iv) Seller's liability for contributions will be released and compromised pursuant to §10-12-27(c) of the Alabama Act.

Seller, Grimsley and Buyer further agree to execute any additional documents necessary to effectuate the terms of this Agreement.

AA

4. Disclaimer of Ownership of ASG Assets. Seller hereby disclaims any ownership rights, other than the ownership of the Sale Units to be transferred to Buyer in accordance with terms of this Agreement, in any assets owned by ASG as of the Effective Date, including but not limited to any patents, trademarks, logos or copyrights owned by ASG, and any contracts executed by ASG, including specifically the contract between ASG and Roebuck Investments, Ltd. related to the Birmingham Parkway East Site. Specifically, Seller acknowledges that the financial models and business plan listed on Exhibit B hereto and developed by Seller on behalf of ASG are assets of ASG and disclaims any ownership therein; this Agreement will prevent Seller from creating other financial models and business plans for use by Seller in the express car wash industry that may be similar to the models and business plan listed on Exhibit B for 3 years following the transfer of the Sale Units. The parties hereto recognize that Seller may not, in the 3 years following the transfer of the Sale Units, engage in the research, development, production, marketing, licensing and/or sale of similar services or products. Such services or products may be competitive with those of the other party and may display the same or similar functionality. Seller acknowledges that this Agreement is construed to prevent the Seller from engaging independently in such activities for 3 years following the transfer of the Sale Units.

5. Representations and Warranties.

5.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that Seller is the record and beneficial owner of and has good and valid merchantable title to the Sale Units free and clear of any and all mortgages, pledges, liens, security interests, conditional sales agreements, charges, restrictions, and encumbrances of every nature whatsoever.

5.2 Representations and Warranties of Buyer. Buyer acknowledges and confirms to Seller that it is adequately familiar with the financial condition, results of operations and prospects of ASG. Buyer further acknowledges and confirms to Seller that Buyer has such knowledge and experience in financial and business matters such that the Buyer is capable of evaluating the merits and risks of the purchase of the Sale Units pursuant to this Agreement and of protecting the Buyer's interests in connection therewith. The Buyer is able to fend for itself in the transaction contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment. The Buyer is experienced in evaluating and investing in companies such as ASG. Buyer further represents and warrants that it is duly authorized and has full authority to enter into this Agreement and will be bound by the terms hereof.

6. Gain and Loss from Operations; Indemnification.

Seller, Grimsley and Buyer have agreed that all gains or losses from operations of ASG for fiscal year 2005 and thereafter shall be borne entirely by Grimsley and Buyer. Furthermore, Grimsley, Buyer and ASG shall indemnify Seller against all losses and expenses incurred by Seller as a result of any operation or action of ASG, its Managers, Members or Economic Interest holders after the Closing Date.

7. Miscellaneous.

7.1 Survival. Each representation of warranty contained herein or made pursuant hereto shall be deemed to be material and to have been relied upon, and shall survive (a) the execution and delivery of this Agreement, and (b) any investigation at any time made by or on behalf of any party hereto. Every schedule or other document referred to herein and every certificate delivered pursuant hereto shall be deemed to constitute a representation and warranty hereto.

AA

7.2 Entire Agreement; Amendment. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties with respect to the subject matter hereof, and may be amended only by a writing signed on behalf of each party.

7.3 Governing Law and Venue. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Alabama. The parties agree that the venue for any dispute arising from this Agreement shall be litigated in the Courts of Jefferson County, Alabama.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5 Captions. The section headings contained in this Agreement are solely for the purposes of reference, are not part of the Agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

7.6 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Seller and Buyer shall pay their own expenses and the fees and expenses of their counsel, financial advisors, accountants, and other experts.

7.7 Recitals. Each recital in the "Background Information" portion of this Agreement is incorporated by reference and made part of this Agreement.

IN WITNESS WHEREOF, the parties have executed, sealed, and delivered this Agreement as of the Effective Date.

WEST HIGHLAND, LLC By: ____________________ Name: Charles E. Armstrong Title: President	Ault Glazer Bodnar Capital, Inc. By: ____________________ Name: Milton "Todd" Ault, III Title: Chief Executive Officer
D. W. Grimsley, Jr. ____________________	AUTOMOTIVE SERVICES GROUP, LLC By: ____________________ Name: D. W. Grimsley, Jr. Title: Member

EXHIBIT A

STATE OF ALABAMA

ARTICLES OF AMENDMENT TO ARTICLES OF ORGANIZATION

PURSUANT TO 10-12-11 OF THE ALABAMA LIMITED LIABILITY COMPANY ACT, THE UNDERSIGNED HEREBY ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT:

Article I

The name of the limited liability company:

Automotive Services Group, LLC

Article II

The date of filing of the articles of organization: June 3, 2005.

Article III

The following amendment was adopted in the manner provided for by the Alabama Limited Liability Act (hereinafter, the "Alabama Act"):

In accordance with the terms of the Operating Agreement (the "Operating Agreement") of Automotive Services Group, LLC (the "Company"), dated June 2, 2005, West Highland, LLC (hereinafter "West Highland") and D. W. Grimsley, Jr. (hereinafter "Grimsley"), being all of the Members of the Company, have unanimously agreed that the Articles of Organization be amended to reflect the following: Delaware

(i) The sale, pursuant to the Unit Purchase Agreement effective June 4, 2005 (the "Agreement"), by West Highland to Ault Glazer Bodnar Capital, Inc., a ~~California (?)~~ corporation (hereinafter, AGB Capital of 3,750 units, and the accompanying economic interests, of ASG, representing West Highland's entire fifty percent (50%) ownership interest in ASG, which sale resulted in an Event of Cessation on behalf of West Highland pursuant to §10-12-33 of the Alabama Act such that West Highland shall be deemed a Withdrawing Member of ASG pursuant to Article 14 of the Operating Agreement;

(ii) The consent of the Members of ASG that AGB Capital be substituted for West Highland as a Member of ASG pursuant to §10-12-33 of the Alabama Act and Articles 7 and 13 of the Operating Agreement, and

(iii) The release and compromise of West Highland's liability for contributions pursuant to §10-12-27(c) of the Alabama Act.

Article IV

The amendment, consistent with the Limited Liability Company Act, was approved by a majority vote of the members entitled to vote or in accordance with the requirements set forth in the articles of organization and prescribed by law.

West Highland, LLC,
As Withdrawing Member

By: ____________________
Name: Charles F. Armstrong
Title: President

D. W. Grimsley,
As Member

____

Ault Glazer Bodnar Capital, Inc.,
As Substituted Member

By: ____________________
Name: Milton "Todd" Ault
Title: Chief Executive Officer

Type or Print Name of Member
Signature of Member

EXHIBIT B

ASG ASSETS: INTELLECTUAL PROPERTY

In accordance with the terms of the Unit Purchase Agreement, Seller acknowledges that the following financial models and business plan developed by Seller on behalf of ASG are assets of ASG and disclaims any ownership therein:

1. Word document: BizPlan CFA 061005 (Business plan dated June 10, 2005 relating to the proposed Birmingham Parkway East site)

2. Excel spreadsheet: Bubbas Express Parkway East OwnSite 061605 (Financial model reflecting vendor quotes, updated as of June 16, 2005)

3a. Excel spreadsheet: ASG Corporate Model 060805 Spec Inv Div (corporate model reflecting three year, 20 site development and founding investor dividends), plus associated component parts of corporate model:

3b. Excel spreadsheet: Corp1Hville (Leased site model)

3c. Excel spreadsheet: LaunchQ1 (Assume site launched mid Q1)

3d. Excel spreadsheet: LaunchQ2 (Assume site launched mid Q2)

3e. Excel spreadsheet: Launch Q3 (Assume site launched mid Q3)

3f. Excel spreadsheet: Launch Q4 (Assume site launched mid Q4)

4. Excel spreadsheet: Bubbas Express Huntsville OwnSite 052305 (Financial model reflecting vendor quotes and owned site as of May 23, 2005)

5. Excel spreadsheet: Bubbas Express Huntsville LeaseSite 042705 (Financial model reflecting vendor quotes and leased site as of May 23, 2005)

6. Bubba's Express Car Wash/Tradename